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                                                                    Exhibit 99.1

[Kindred Logo]

CONTACT:  Susan E. Moss
          Vice President of Corporate Communications
          (502) 596-7296

          KINDRED HEALTHCARE APPOINTS LANE M. BOWEN
          AS PRESIDENT OF ITS HEALTH SERVICES DIVISION

Louisville, KY (October 23, 2002) - Kindred Healthcare, Inc. (the "Company") (NASDAQ: KIND) today announced the appointment of Lane M. Bowen as President of its Health Services Division.

     Mr. Bowen has been employed by the Company since January 2001 and served most recently as its Senior Vice President, Pacific Region of the Health Services Division. Mr. Bowen has over 25 years experience in the long-term healthcare industry. From November 1995 to December 2000, he served as Executive Vice President and Chief Operating Officer of Life Care Centers of America, Inc., an operator of more than 200 skilled nursing centers. Prior to joining Life Care, Mr. Bowen served in various capacities with The Hillhaven Corporation.

     Edward L. Kuntz, Chairman and Chief Executive Officer of the Company, commented, "Lane has been an outstanding senior manager in our Health Services Division and he has the ability and experience to lead the division and play a critical role in the challenges that face our industry. His significant experience with the operations of nursing centers and ancillary services will promote our continuing efforts to provide quality services to our residents."

     Kindred Healthcare is a national provider of long-term healthcare services primarily operating nursing centers and hospitals.